October 25, 2006

Mr. Thomas Stankovich
29011 Modjeska Peak
Trabuco Canyon, CA 92679

Dear Tom:

I am very pleased to provide you with the terms of your anticipated employment with Response Genetics, Inc. (“Response Genetics” or the “Company”). The details of the Company’s offer (the “Offer”) are set forth below. Please contact Kathy Danenberg if you have any questions about the terms in this Offer. We look forward to working with you.

1.  Position. Your position will be Vice President and Chief Financial Officer (“CFO”), reporting to the Company’s Chief Executive Officer (“CEO”). You will work at our Los Angeles, California location. As a Response Genetics employee, we expect that you will perform any and all duties and responsibilities associated with your position in a satisfactory manner and to the best of or abilities at all times.

Your principal responsibilities will include the following: (1) overall management of financial operations of the Company; (2) participation in preparation for a public offering of the Company’s stock or other financing activities; (3) participation in road show; (4) ensuring that the Company meets or exceeds all regulatory, GAAP and other requirements related to financial functions and reporting; and (5) performing responsibilities that are normally associated with the CFO position and as otherwise may be assigned to you from time to time by the CEO or upon the authority of the Board of Directors of the Company (the “Board”).

2.  Starting Date/Term. If you accept this offer, your employment with Response Genetics will begin on Monday, November 27, 2006, or such other date as we mutually agree (“Commencement Date”). Thereafter, you will be expected to devote all of your working time to the performance of your duties at Response Genetics throughout your employment. Your employment will be for a term of three (3) years, with automatic one (1) year renewal terms thereafter (collectively, the “Term”) unless Employer or Employee gives written notice to the other of at least ninety (90) days prior to the expiration of any Term of such party’s election not to further extend this Agreement. Any termination of your employment will be governed by the terms set forth in this Offer.

3.  Compensation and Benefits. Your base pay shall be at an annual rate of $220,000.00 which is payable bi-weekly, minus customary deductions for federal and state taxes and the like.

You will be eligible to receive an annual target bonus, in the Company’s discretion and based upon the Company’s Bonus Plan applicable to officers and key employees, based upon the Company meeting certain targets and your meeting certain personal objectives as agreed upon by the CEO and approved by the Board. The target bonus will be calculated and awarded within 45 days of the end of the Company’s fiscal year.

(a)  The Company shall grant to you a nonqualified stock option on the earlier of (i) the date of the effectiveness of the Company’s initial public offering (the “IPO”) or (ii) the date of a Change in Control (as defined herein), equal to 1.0% of the Company’s shares outstanding on the Commencement Date (calculated on an as-converted basis to common stock) (the “Option”). The Option shall be subject to the terms and conditions of the Company’s 2006 Stock Plan and Standard Form of Option Agreement however, in the event you are terminated without Cause (as defined herein) or if you resign For Good Reason (as defined herein), the portion of your Option that is vested as of your date of termination shall be exercisable for one year from the date of your termination. The exercise price of the Option shall be equal to (i) in the case of an IPO the initial public offering price of the Company’s common Stock or (ii) in the case of a Change in Control the then fair market value of the Company’s common stock. Should no IPO or Change in Control take place within one year of the Commencement Date, the Company shall grant to you in lieu thereof on the first anniversary of the Commencement Date the Option and the exercise price shall be equal to the fair market value of the Company’s common stock on that date. The Option shall vest in equal annual amounts over a four (4) year period commencing on the first anniversary of the Commencement Date and each anniversary thereafter until fully vested, provided you remain employed during such period. If the Option is issued on the first anniversary of the Commencement Date, the Option shall be 25% vested on the date of grant.

(b)  In the event of a Change in Control as defined herein, 100% of your Option, if previously issued, shall at that time fully accelerate and become exercisable. Change in Control means the occurrence of any of the following events:

(i)  Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or

(ii)  Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)  Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Commencement Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(iv)  For purposes of this Agreement, “Change in Control” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and any successor statute, regulation and guidance thereto.

(c)  Payment Upon Change of Control. In the event of a Change of Control occurs during your employment, you shall be entitled to the following payments:

(i)  Should a Change of Control occur during the first year of your employment, you shall be entitled to a cash payment that is equivalent to six (6) months salary at your then current annual rate of pay to be paid bi-weekly, minus customary deductions for federal and state taxes and the like for six (6) months following the date of the Change of Control;

(ii)  Should a Change of Control occur during the second or third years of your employment, you shall be entitled to a cash payment that is equivalent to nine (9) months salary at your then current annual rate of pay to be paid bi-weekly, minus customary deductions for federal and state taxes and the like, for nine (9) months following the date of the Change of Control;

(iii)  If at the time a payment is to be made under this Section 3(c), it is determined that you are deemed to be a “specified employee” of the Company (within the meaning of Section 409A of the Code, as amended, and any successor statute, regulation and guidance thereto (“Code Section 409A”)), then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which you may become entitled under Section 3(c) which are subject to Code Section 409A (and not otherwise except from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of your employment, at which time you shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to you under the terms of this Section 3(c);

(iv)  If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change of Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal state and local employments taxes, income taxes, and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

(d)  In addition to your compensation, you may take advantage of various benefits currently offered by the Company generally to its employees. Any such benefits may be modified or changed from time to time at the sole discretion of the Company. Where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable formal plan document.

You will be granted twenty (20) paid time off days (“PTO” days) for your use for vacation, personal or sick leave. Vacation should be scheduled upon consultation with the Chief Executive Officer and with advance notice. The Company will also observe 10 holidays per year, for which you will be paid.

4.  Severance.

In the event you are terminated without “Cause” as such term is defined below, or in the event that you resign “For Good Reason” as such term is defined below, you shall be entitled to severance, provided you first execute a release in a form reasonably satisfactory to the Company, upon the following terms:

(a)  If during your first year of employment you are terminated without Cause, or if you resign For Good Reason, the Company shall pay you severance equivalent to six (6) months of your base salary, which severance shall be paid except as set forth in Section 4(e) below, in equal bi-weekly installments over a period of six (6) months provided you exercise a release in a form satisfactory to the Company. If during the second or third years of your employment, you are terminated without cause or if you resign for good reason, you shall be entitled to severance pay that is equivalent to nine (9) months salary at your then current annual rate of pay to be paid except as set forth in Section 4(e) below, bi-weekly, minus customary deductions for federal and state taxes and the like, for nine (9) months following the date of the Change of Control, provided you exercise a release in a form satisfactory to the Company.

(b)  Severance benefits shall not be paid if (i) you terminate your employment voluntarily, other than For Good Reason; or (ii) you are terminated for Cause.

(c)  For purposes of this Offer, “Cause” shall mean termination for:

(i)  engaging in dishonesty or misconduct that is injurious to the Company; or

(ii)  your conviction or entry of nolo contendere to any felony or crime involving moral turpitude, material fraud or embezzlement of the Company’s property or a charge or indictment of any other felony; or

(iii)  your breach of any of the material terms of this Agreement, including the confidentiality obligations set forth herein.

(d)  For purposes of this Offer, “For Good Reason” shall mean your resignation following:

(i)  a material breach by the Company of its obligations hereunder, provided you have first given notice to the Company of such alleged breach and the Company has failed to cure same within ten (10) days of receipt of such notice; or

(ii)  your compensation and benefits are materially reduced; or

(iii)  the imposition of a requirement by the Company that you relocate your principal office to a location outside of the City of Los Angeles that necessitates a change in your home residence.

(iv)  For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and any successor statute, regulation and guidance thereto.

(e)  Notwithstanding any other provision with respect to the timing of payments under this Section 4, if, at the time of your termination, you are deemed to be a “specified employee” of the Company within the meaning of Code Section 409A, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which you may become entitled under Section 4 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following your termination of employment, at which time you shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to you under the terms of Section 4.

(f)  The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit set forth in this Agreement, including but not limited to consequences related to Code Section 409A. You and the company agree to both negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement. In the event that the Company determines in good faith that it is required to withhold taxes from any payment or benefit already provided to you, you agree to pay on demand the amount the Company has determined to the Company.

5.  Indemnity. The Company shall indemnify you and hold you harmless from any and all claims arising from or relating to your performance of your duties hereunder to the fullest extent permitted by law and/or the Company’s Directors and Officers Liability Insurance.

6.  Your Certifications to Response Genetics. As a condition of your employment:

(a)  You hereby certify to Response Genetics that you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your employment by Response Genetics. You further hereby certify that your signing this letter of employment with Response Genetics does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound.

(b)  You hereby certify that all facts you have presented or will present to Response Genetics are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or c.v., or in any interview or discussion with Response Genetics.

7.  Confidentiality, Non-Solicitation and Assignment of Inventions.

(a)  Definition: “Confidential Information” means all Response Genetics proprietary information, technical data, trade secrets, know-how and any idea in whatever form, tangible or intangible, including without limitation, research, product plans, customer and client lists, developments, inventions, processes, technology, designs, drawings, marketing and other plans, business strategies and financial data and information. “Confidential Information” shall also mean information received by Response Genetics from customers or clients or other third parties subject to a duty to keep confidential.

(b)  Duty Not to Disclose: In connection with your employment by Response Genetics, you will be exposed to and have access to the Company’s Confidential Information. You agree to hold all Confidential Information in strict confidence and trust for the sole benefit of Response Genetics and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove any Confidential Information from the Company’s premises, except as specifically authorized in writing by the Company and in connection with the usual course of your employment.

(c)  Documents and Materials: You further agree that you will return all Confidential Information, including all copies and versions of such Confidential Information (including but not limited to information maintained on paper, disk, CD-ROM, network server, or any other retention device whatsoever) and other property of the Company, to the Company immediately upon cessation of your employment with the Company. These terms are in addition to any statutory or common law obligations that you may have relating to the protection of the Company’s Confidential Information or its property. These restrictions shall survive the termination of your employment with Response Genetics.

(d)  Nonsolicitation: During your employment and for a period of one (1) year thereafter, you will not hire or solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company.

8.  Employment Terms. All Company employees are required, as a condition to your employment with the Company, to (i) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States; (ii) satisfactory proof of your identity as required by United States law; and (iii) abide by the Company’s Personnel Policies and Procedures as created by the Company and amended from time to time.

9.  Assignment. This Agreement is not assignable by you but maybe assigned by the Company without your prior consent.

10.  Miscellaneous. This letter constitutes the Company’s entire offer regarding the terms and conditions of your prospective employment with Response Genetics. it supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the terms of employment. The terms of your employment shall be governed by the law of the State of California.

You may accept this offer of employment by signing the enclosed additional copy of this letter. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein. This offer will expire on November 3, 2006 unless accepted by you prior to such date by directing the signed offer letter to the attention of Katherine Danenberg.

We are please to offer you the opportunity to join Response Genetics, and we look forward to having you aboard. We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

/s/ Tom DeMeester
Tom R. DeMeester, MD

Chairman of the Board

Agreed to and Acknowledged:

/s/ Thomas Stankovich
_________________________
Signature

May 29, 2007
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Date: